Exhibit 23.1

KPMG Audit 51 rue de Saint-Cyr CS 60409 69338 Lyon Cedex 9 France	Téléphone : +33 (0)4 37 64 76 00 Télécopie : +33 (0)4 37 64 76 09 Site internet : www.kpmg.fr

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Advanced Accelerator Applications S.A.

We consent to the use of our report included herein and to the references to our firm under the headings “Experts”, “Summary Financial and Other Information”, “Presentation of Financial and Other Information” and “Selected Financial and Other Information” in the prospectus.

Lyon, November 17, 2014

KPMG Audit

Department of KPMG S.A.

/s/ Stéphane Devin

Stéphane Devin

Partner